UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SEARS HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEARS HOLDINGS CORPORATION

3333 Beverly Road

Hoffman Estates, Illinois 60179

April 11, 2011

LOUIS J. D’AMBROSIO

Chief Executive Officer and President

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Tuesday, May 3, 2011. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

The notice of annual meeting and proxy statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2010 Annual Report on Form 10-K also are enclosed.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are included in your or proxy card.

ADMISSION TO THE 2011 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Only stockholders who own Sears Holdings common stock as of the close of business on March 8, 2011 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If you are registered stockholder, an admission ticket is attached to your proxy card.

•

If your Sears Holdings shares are held in a bank or brokerage account, you can attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sears Holdings common stock on March 8, 2011. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:30 a.m. and seating will begin at 8:45 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

Louis J. D’Ambrosio

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notice of 2011 Annual Meeting of Stockholders

Date:	May 3, 2011
Time:	9:00 a.m. Central time
Place:	Sears Holdings Corporation
General Session Room
3333 Beverly Road
Hoffman Estates, Illinois 60179

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “our company,” “we,” “our” or “us”) to:

1.	Elect seven directors;

2.	Hold an advisory vote on the compensation of our named executive officers;

3.	Hold an advisory vote on the frequency of the stockholder vote on the compensation of our named executive officers;

4.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

5.	Vote on one stockholder proposal set forth in the proxy statement, if the proposal is properly introduced at the meeting; and

6.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 8, 2011. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

This notice of 2011 annual meeting of stockholders, as well as the accompanying proxy statement and proxy card, are being mailed to our stockholders commencing on or about April 11, 2011.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing a proxy card. Specific instructions for voting by telephone or through the Internet are included on your proxy card. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

By Order of the Board of Directors.

Dane A. Drobny

Senior Vice President, General Counsel and Corporate Secretary

April 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011.

The Company’s proxy statement for the 2011 annual meeting of stockholders and the 2010 Annual Report on Form 10-K for the fiscal year ended January 29, 2011 are available at www.proxyvote.com.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to stockholders of Sears Holdings in connection with the solicitation of proxies by the Board of Directors for the 2011 annual meeting of stockholders being held on May 3, 2011.

QUESTIONS AND ANSWERS

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the Annual Meeting?

A:	At the Sears Holdings 2011 annual meeting (the “Annual Meeting”), our stockholders are asked to:

•	elect seven directors (see page 9);

•	hold an advisory vote on the compensation of our named executive officers as described in this proxy statement (see page 42);

•	hold an advisory vote on the frequency of the stockholder vote on the compensation of our named executive officers (see page 43);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011 (see page 44);

•	vote on the stockholder proposal described beginning on page 46, if such proposal is properly introduced at the meeting; and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;

•	FOR the approval of holding a stockholder advisory vote on the compensation of our executive officers every year;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011; and

•	AGAINST the stockholder proposal described beginning on page 46, if such proposal is properly introduced at the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock at the close of business on March 8, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 108,426,845 shares of common stock outstanding on the Record Date.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions on the proxy card. If you are a street-name stockholder, your broker or other nominee has provided information for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43078, Providence, Rhode Island 02940-3078 (1-800-732-7780). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card includes all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings 401(k) Savings Plan;

•	the Lands’ End, Inc. Retirement Plan;

•	the Sears Puerto Rico Savings Plan;

•	the Kmart Retirement Savings Plan for Puerto Rico Employees; or

•	the 2006 Associate Stock Purchase Plan.

We refer to the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees collectively as the “Savings Plans.”

Q:	How do I vote if I hold my shares through the Savings Plans?

A:	If you participate in a Savings Plan, you may direct the trustee how to vote your shares of common stock that you hold through the Savings Plan through the Internet, by telephone, or by U.S. mail. Your direction will be held in confidence by the Plan trustee. If you do not vote shares that you hold through a Savings Plan (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the Plan trustee will vote the shares in your account in proportion to the way other participants in the Savings Plans vote their shares, unless contrary to the Employee Retirement Income Security Act of 1974. To allow sufficient time for the trustees of the Savings Plans to tabulate the vote of the Savings Plan shares, you must vote by telephone or internet or return your proxy card so that it is received by 5:00 p.m. Eastern Time on April 29, 2011. Because shares of common stock held in our Savings Plans are registered in the name of the Savings Plan trustee, participants in the Company’s Savings Plans cannot vote Savings Plan shares or revoke prior voting instructions at the Annual Meeting.

Q:	What makes a quorum?

A:	Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q:	How many votes are needed to approve each of the proposals?

A:	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the seven nominees who receive the most affirmative votes will be elected as directors.

Item 2: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 3: A plurality of the affirmative votes duly cast is required for advisory approval of the frequency of stockholder votes on the compensation of our named executive officers. This means that the frequency selection receiving the greatest number of votes will be approved.

Items 4 and 5: Ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm and approval of the stockholder proposal require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

Q:	How are votes counted?

Under Delaware law and our Restated Certificate of Incorporation and Amended and Restated By-Laws, all votes entitled to be cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those stockholders vote “for,” “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to (1) approve the compensation of our named executive officers, (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and (3) approve the stockholder proposal, if properly presented.

Q:	What is the effect of an abstention?

Abstentions occur when stockholders are present at the Annual Meeting, but fail to vote. The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded and have no effect. Abstentions may be specified on all other proposals. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has no effect on the vote on the frequency of the stockholder votes on the compensation of our named executive officers, but has the same legal effect as a vote “against” the proposals to approve the compensation of our named executive officers.

Q:	How will votes be counted on shares held through brokers?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors or the advisory proposals to approve the compensation of our named executive officers and the frequency of the stockholder vote on the compensation of our named executive officers unless they receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Who may attend the Annual Meeting?

A:	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you are a registered stockholder, an admission ticket is attached to your proxy card. Each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If you are a street-name stockholder, you will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2011 Annual Report on Form 10-K and the proxy statement for our 2012 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees our company incurs in connection with the solicitation of proxies.

Q:	What is “householding”?

A:	Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs. If a single set of proxy materials was delivered to an address that you share with another stockholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may contact us to participate in the householding program by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares in street-name, please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ listing rules.

•	Independent directors are to meet regularly, at least twice a year, in executive session without management present.

•

The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Sears Holdings and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company such as Sears Holdings.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the applicable NASDAQ listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

William C. Kunkler, III

Steven T. Mnuchin

Ann N. Reese

Emily Scott

Thomas J. Tisch

The Board also determined that Kevin B. Rollins, who served as a director until the 2010 annual meeting of stockholders, met such standards of independence while he served as a director. The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing rules. The Board of Directors has further determined that Ann N. Reese, the chair of the Audit Committee, and William C. Kunkler, III are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Stipulation of Settlement

On April 28, 2010, the Company, the Company’s directors and plaintiffs in consolidated shareholder derivative lawsuits proceeding under the caption Robert F. Booth Trust v. William C. Crowley, et al. (No. 09-C-5314, USDC, Northern District of Illinois), entered into a Stipulation of Settlement concerning the lawsuits. In the lawsuits, the Plaintiffs allege that the defendant directors violated Section 8 of the Clayton Act prohibiting “interlocking directorships” and breached their fiduciary duty to the Company by nominating for re-election to the Company’s Board Mr. Crowley and Ms. Reese while they were also members of the boards of AutoNation, Inc. (Mr. Crowley), AutoZone, Inc. (Mr. Crowley), and The Jones Group, Inc. (Ms. Reese). Although the Company believes the lawsuits are without merit, the Company agreed to settle the litigation to avoid the cost of litigation. Pursuant to the Stipulation of Settlement, Mr. Crowley did not stand for re-election as a director at the 2010 annual meeting of stockholders and resigned from the Company as an executive officer effective January 29, 2011, though he may and does act as a consultant to the Company. The Stipulation of Settlement further requires that (1) the Company enhance and maintain procedures that prevent directors, officers, or employees of The Jones Group, Inc. (at the time Ms. Reese among Board members) from participating in any Board discussions regarding the operations of the Company’s women’s apparel or footwear business and any directors, officers, or employees of ESL (currently Mr. Lampert among Board members) from participating in any Board discussions regarding the operations of the Company’s U.S. auto business unit, except to the extent necessary in both cases to exercise their fiduciary duties; (2) add one additional independent director at or before the 2011 Annual Meeting or plaintiffs have the right to withdraw from the settlement; and (3) review and, if necessary, enhance its corporate governance procedures to ensure compliance with Section 8 of the Clayton Act by the Board and its committees. The settlement is subject to final approval by the United States District Court for the Northern District of Illinois. As the Court has yet to grant that approval, the Company did not add an additional independent director at the 2011 Annual Meeting but, if such approval is granted, will seek to do so at or before the 2012 Annual Meeting. Additionally, The Jones Group, Inc. announced on March 24, 2011, that Ms. Reese will not stand for re-election to its Board of Directors for The Jones Group, Inc. As a result, the restrictions contained in the Stipulation of Settlement applicable to Ms. Reese’s participation in any Board discussions no longer will apply following the expiration of her term on the Board of Directors for The Jones Group, Inc.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board. If elected, seven nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of directors constituting the entire Board of Directors is currently fixed at eight. One of our current directors, Mr. W. Bruce Johnson, will not stand for re-election at the Annual Meeting. Mr. Johnson has indicated that he will serve the remainder of his term as director until the Annual Meeting. In light of the departure of Mr. Johnson, the Board will evaluate reducing the size of the Board from eight members to seven. You may not vote for a greater number of persons than the number of nominees named in this proxy statement.

Louis J. D’Ambrosio was elected to our Board of Directors effective February 24, 2011. All other candidates have previously been elected by stockholders.

The Board of Directors expects all nominees to be available for election. If any of nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

Except as otherwise noted below, each of the current members of our Board of Directors has served as a director since at least the consummation of the merger transaction involving Kmart Holding Corporation and Sears, Roebuck and Co. on March 24, 2005 (the “Merger”).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE SEVEN NOMINEES FOR DIRECTOR.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Louis J. D’Ambrosio, 46, joined the Company as our Chief Executive Officer and President in February 2011. He served as the President and Chief Executive Officer of Avaya Inc. from July 2006 to June 2008. He also served as a director of Avaya from November 2006 to June 2008. Mr. D’Ambrosio was previously Avaya’s Senior Vice President and President, Global Sales and Marketing from November 2005 until July 2006. From January 2004 until November 2005, Mr. D’Ambrosio served as Avaya’s Group Vice President, Global Sales, Channels and Marketing. From December 2002 until December 2003, Mr. D’Ambrosio was Avaya’s Group Vice President, Avaya Global Services. Before joining Avaya, Mr. D’Ambrosio spent 16 years at International Business Machines Corporation, where he held several executive posts and was a member of the worldwide management committee. His roles included leading strategy for global services, sales and marketing for software, and industry operations for Asia Pacific. Mr. D’Ambrosio currently serves as the Non-Executive Chairman of the Board of Directors of Sensus (Bermuda 2) Ltd. and Sensus USA Inc., a clean technology company. Mr. D’Ambrosio brings valuable experience in leading and transforming a Fortune 500 company, technology insights, overall business acumen and a proven track record in delivering strong returns to stockholders. Mr. D’Ambrosio was elected to the Board of Directors effective February 24, 2011.

William C. Kunkler, III, 54, is the Executive Vice President-Operations of CC Industries, Inc., an affiliate of Henry Crown and Company, and has served in that position, as well as other officer positions, since 1994. CC Industries, Inc. is a private equity firm focused on manufacturing companies and real estate investments. Mr. Kunkler has extensive manufacturing company experience and a thorough understanding of business operations, including finance and accounting principles and functions as well as operational methodologies, garnered from his experience as an executive officer and director of various companies. He also has strong ties to the Chicago area, the location of Sears Holdings Corporation’s corporate headquarters. Mr. Kunkler has served as a director of the Company since 2009.

Edward S. Lampert, 48, Chairman of our Board of Directors, is the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. Mr. Lampert has extensive experience in business and finance, and he has invested in many retail companies. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Steven T. Mnuchin, 48, has served as Chairman and Chief Executive Officer of One West Bank Group LLC, the holding company of OneWest Bank, since January 2009. Mr. Mnuchin is also Chairman and Chief Executive Officer of Dune Capital Management LP, a private investment firm, and he has served in that or a similar capacity since September 2004. Mr. Mnuchin is a trustee of The Museum of Contemporary Art, Los Angeles and New York Presbyterian Hospital. Mr. Mnuchin brings extensive experience in investment strategy and finance to the Sears Holdings Board through his positions at a financial institution and a private investment firm. He also gained extensive information technology experience during his tenure as the Chief Information Officer of Goldman, Sachs & Co. He served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Ann N. Reese, 57, co-founded the Center for Adoption Policy in New York in 2001 and serves as its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corp., a hotel and gaming company. Ms. Reese is a director of Xerox Corporation and The Jones Group, Inc. Ms. Reese served as a director of Merrill Lynch & Co., Inc. from July 2004 until its acquisition by Bank of America Corporation in January 2009. Ms. Reese also served as director of CBS Corporation from November 2005 to October 2006. Ms. Reese has extensive executive experience in corporate finance, financial reporting and strategic planning through her position as a public company chief financial officer as well as corporate governance expertise gained from her experience on other public company boards. Ms. Reese also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Emily Scott, 49, is a founding partner and director of Plum TV, LLC, a television station network operating in select resort markets. Ms. Scott served as a director until December 2006, Chairman of the Board of Directors of J. Crew from 1997 to 2003 and had previously served as Vice Chairman and other roles since the company founding in 1983. Ms. Scott has extensive retail and apparel experience through her position at a retail company. Ms. Scott has served as a director of the Company since 2007.

Thomas J. Tisch, 56, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center. Mr. Tisch brings financial and general business expertise to the Sears Holdings Board from his position at a private investment firm. Mr. Tisch also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Mr. Johnson was elected to our Board of Directors on May 4, 2010. Mr. Johnson served as the Company’s interim Chief Executive Officer and President from February 2008 until February 24, 2011 when he was elected as the Company’s Executive Vice President—Off-Mall Businesses and Supply Chain. He previously served as the Company’s Executive Vice President, Supply Chain and Operations since the Merger. He joined Kmart in October 2003 as Senior Vice President, Supply Chain and Operations. Mr. Johnson was selected to serve on the

Board because of his extensive knowledge of retail company operations from his many years of experience working for companies such as Carrefour SA and Colgate-Palmolive Company and his strong understanding of the Company, its operations and the issues facing the Company through his years of service with the Company.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

While the Company does not have a formal diversity policy, as mentioned above, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses the diversity of the Board annually.

The Board met seven times during fiscal 2010 (the fiscal year ended January 29, 2011). A majority of the directors attended 100% of the Board meetings and the meetings of the committees on which they served, and all directors attended at least 75% of such Board meetings and committee meetings. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors who stood for election at the 2010 annual meeting attended the 2010 annual meeting.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in the NASDAQ listing rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal 2010.

	Audit		Compensation		Finance		Nominating and Corporate Governance
E. Lampert					X	**
L. D’Ambrosio*					X
W. Johnson					X
W. Kunkler	X						X
S. Mnuchin					X		X	**
A. Reese	X	**	X
E. Scott			X				X
T. Tisch	X		X	**
2010 Meetings	8		6		2		4

*	Mr. D’Ambrosio joined the Finance Committee on February 24, 2011.
**	Committee chair

Each committee operates under a written charter. The charters are available on our corporate website, www.searsholdings.com, under the heading “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires, subject to stockholder ratification, the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Reviews financial reports, internal controls and risk exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the scope of work performed by the internal audit staff

•	Discusses with the Company’s Chief Compliance Officer matters that involve our compliance and ethics policies

Compensation Committee

•	Reviews recommendations for and approves the compensation of senior executive officers

•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level

•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives

•	Reviews compensation discussion and analysis for inclusion in the Company’s proxy statement

•	Evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company

The Company has a standing Stock Plan Committee, the sole member of which is Louis J. D’Ambrosio. The Compensation Committee has delegated authority to the Stock Plan Committee to approve restricted stock awards of up to $150,000 to employees below the level of Senior Vice President, excluding officers who are subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee also has delegated authority to the Stock Plan Committee and to the Senior Vice President and President, Talent and Human Capital Services, to approve increases in base salary of up to 10% and/or annual incentive plan award increases of up to 10% to officers at the level of Senior Vice President and above. The Stock Plan Committee acted solely by written consent in fiscal 2010.

Finance Committee

•	Establishes and oversees matters related to capital allocation and expenditure policies and budgets

•	Establishes policies and procedures related to our company’s share repurchase programs

•	Oversees financial, capital and insurance risk

•	Reviews our annual business plan

•	Reviews policies and investments related to retirement plans, including our pension and savings plans

•	Reviews operating performance metrics and investment rates of return

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance

•	Recommends to the full Board the nominees for directors

•	Reviews recommended compensation arrangements for the Board

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Sears Holdings Corporation Board of Directors—Non-employee directors, c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Additional information regarding our policies on communicating with the Board of Directors can be found in our Corporate Governance Guidelines, located in the Corporate Governance section of our website, www.searsholdings.com.

Communications are distributed to the Board, a committee of the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as

•	spam and other junk mail;

•	product and service complaints or inquiries;

•	new product suggestions;

•	resumes and other job inquiries;

•	surveys; and

•	business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any director any excluded communication, at that director’s request.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board. Our Chief Executive Officer is responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment and management of risks that could affect the

Company, and the Board provides oversight in connection with these efforts. Accordingly, we do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the Audit Committee, Compensation Committee and the Finance Committee above and in the charters of the Audit Committee, the Compensation Committee and the Finance Committee. The full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Senior Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Corporate Secretary.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees in fiscal 2010.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders, and therefore encourages each director and director nominee to own shares of our common stock in an amount that is meaningful to that individual. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date. For an election to be held at a special meeting of stockholders, notice by a stockholder must be given not later than the 10th day following the date on which the Company first provides stockholders with notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179, Attn: Corporate Secretary, and must include:

•	the name and address of the stockholder;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 11, 2011 by:

•	each of our directors;

•	each named executive officer (as defined under “Summary Compensation Table”); and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
M. Collins	23,228		*
D. Drobny	4,591		*
S. Freidheim	41,368		*
W. Harker	12,746	(4)	*
J. Haworth	—		*
W. Bruce Johnson	64,157	(5)	*
W. Kunkler	24,720	(6)	*
E. Lampert	65,243,311	(7)	59.9%
S. Mnuchin	27,387	(8)(9)	*
A. Reese	10,000		*
E. Scott	106		*
T. Tisch	3,927,956	(10)	3.6%
Directors and Executive Officers as a group (14 persons)	69,426,796		63.8%

*	Less than 1%
(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(2)	Ownership is as of February 11, 2011 and includes:

•	shares in which the director or executive officer may be deemed to have a beneficial interest; and

•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	There were 108,849,620 shares of our common stock outstanding as of February 11, 2011.

(4)	Includes 540 shares credited to Mr. Harker’s Savings Plan account.

(5)	Includes 1,993 shares credited to Mr. Johnson’s Savings Plan account.

(6)	Includes 3,147 shares that Mr. Kunkler has pledged as security for a loan to JPMorgan Chase Bank, N.A and 1,573 shares held by his spouse. Mr. Kunkler disclaims beneficial ownership of the shares held by his spouse.

(7)	Please see footnotes (b) and (c) to the Security Ownership of 5% Beneficial Owners on page 16.

(8)	Includes 8,000 shares owned by the Steven T. Mnuchin 2002 Family Trust and 600 shares owned by other family trusts and custodial accounts, the beneficial interests of which are owned by members of Mr. Mnuchin’s immediate family.

(9)

Does not include (1) 200 common shares held by the Trust fbo Michael Paul Mortara 1992, (2) 200 common shares held by the Trust fbo Matthew Peter Mortara 1992, (3) 14,800 common shares held by the Virginia Mortara 2007 Annuity Trust, and (4) 16,000 common shares held by the Mortara Trust U Article 6th . Mr. Mnuchin acts as trustee for each of these trusts and has no pecuniary interest in the holdings or transactions of such trusts. Mr. Mnuchin disclaims beneficial ownership of these shares.

(10)	Includes 2,802,804 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power and 45,810 owned by two foundations over which Mr. Tisch exercises shared voting power. Thomas J. Tisch disclaims beneficial ownership of these shares.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class
ESL Investments, Inc. and related entities, as a group(b) 200 Greenwich Ave. Greenwich, CT 06830	65,243,311	(c)	59.9	%(d)

Fairholme Capital Management, L.L.C.(e). 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	14,917,873	(f)	13.7	%(d)

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The group consists of ESL Investments, Inc., a Delaware corporation (“ESL”); Edward S. Lampert; ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a Delaware limited liability company (“CRK LLC”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); and ESL Investors L.L.C., a Delaware limited liability company (“Investors”). Mr. Lampert is the sole stockholder, chief executive officer and director of ESL. ESL is the general partner of RBS Partners, L.P, a Delaware limited partnership (“RBS”), the sole member of CRK LLC and the manager of RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”). RBS is the general partner of Partners and the managing member of Investors. RBSIM is the general partner of Institutional.

(c)	Beneficial ownership is based on a Schedule 13D/A filed by ESL on August 20, 2010. ESL disclosed sole voting power and sole dispositive power as to 48,179,755 shares; Edward S. Lampert disclosed sole voting power as to 65,243,311 shares and sole dispositive power as to 52,084,052 shares; CRK LLC disclosed sole voting power and sole dispositive power as to 747 shares; RBS disclosed sole voting power and sole dispositive power as to 48,168,778 shares; Partners disclosed sole voting power and sole dispositive power as to 38,107,718 shares; RBSIM disclosed sole voting power and sole dispositive power as to 10,230 shares; Institutional disclosed sole voting power and sole dispositive power as to 10,230 shares; and Investors disclosed sole voting power and sole dispositive power as to 10,061,060 shares.

(d)	There were 108,849,620 shares of our common stock outstanding as of February 11, 2011. The “Percent of Class” for each of the ESL group and Fairholme Capital Management, L.L.C. was calculated by using the disclosed number of beneficially owned shares as the numerator, respectively, and the number of the Company’s outstanding common shares as of February 11, 2011 as the denominator.

(e)	Beneficial ownership is based on the Schedule 13G filed by Fairholme Capital Management, L.L.C. reporting its ownership as of December 31, 2010.

(f)	The shares of common stock are owned, in the aggregate, by Bruce K. Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”), of which 13,172,573 shares are owned by The Fairholme Fund, a series of Fairholme Funds, Inc. FCM disclosed shared voting power as to 13,946,173 shares and shared dispositive power as to 14,917,873 shares. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 13,172,573 shares. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.

Certain Relationships and Transactions

Our Board has delegated authority to direct investment of our surplus cash to Edward S. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board of Directors and/or the Finance Committee of the Board of Directors. Mr. Lampert is Chairman of our Board of Directors and its Finance Committee and is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Neither Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf. ESL beneficially owned 59.9% of our outstanding common stock as of January 29, 2011.

Further, to clarify the expectations that the Board of Directors has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer, director or advisor to ESL and its affiliated investment entities (each, a “Covered Party”) who also serves as an officer or director of the Company other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our retailing business, including investment in real estate currently leased by the Company or in suppliers for which the Company is a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of as of May 23, 2005.

Sears Holdings, through its subsidiaries, engages in commercial transactions with AutoZone, Inc. (“AutoZone”) in the ordinary course of business. In fiscal 2010, we paid AutoZone and its controlled affiliates approximately $25,000,000 for automotive parts and accessories and $609,648 for subscription-based auto repair information. ESL owns 32.3% of the outstanding common stock of AutoZone (based on publicly available data as of January 3, 2011), and William C. Crowley, who served as a member of our Board of Directors until May 4, 2010 and as our Executive Vice President and Chief Administrative Officer through January 29, 2011, serves as a director of AutoZone.

Sears Holdings, through its subsidiaries, engages in commercial transactions with AutoNation, Inc. and its controlled affiliates (collectively, “AutoNation”) in the ordinary course of business. In fiscal year 2010, we paid AutoNation approximately $114,000 for automotive parts, accessories and services, and AutoNation paid us approximately $300,000 for automotive parts and accessories. ESL owns 54% of the outstanding common stock of AutoNation, Inc. (based on publicly available data as of March 15, 2011), and Mr. Crowley serves as a director of AutoNation, Inc.

During fiscal year 2010, ESL purchased unsecured commercial paper issued by Sears Roebuck Acceptance Corp. (“SRAC”), an indirect wholly owned subsidiary of Sears Holdings. The weighted average of maturity, annual interest rate, and principal amount outstanding for this commercial paper in fiscal year 2010 was 28.9 days, 1.74% and $204.7 million, respectively. The largest aggregate amount of principal outstanding at any time since the beginning of fiscal year 2010 was $300,000,000 and the aggregate amount of interest paid by SRAC to ESL during fiscal year 2010 was $3,501,164. As of January 29, 2011, ESL held $239.6 million in principal amount of commercial paper, which includes $120.0 million held by ESL for the benefit of Mr. Lampert. The commercial paper purchases were made in the ordinary course of business on substantially the same terms, including interest rates, as terms prevailing for comparable transactions with other persons, and did not present features unfavorable to the Company.

ESL provides consulting services to the Company pursuant to an agreement entered into as of January 30, 2011. The consulting services involve, among other things, strategic planning, financings and other financial matters, legal risk analysis and management, personnel, mergers, acquisitions and divestitures, new business and business development and general corporate, operational, and organizational matters. The consulting agreement provides for a monthly fee of $41,666.67 plus reasonable out of pocket expenses. The Company has granted rights to indemnification and advancement of defense expenses to ESL and its directors, officers, controlling persons, agents, representatives and employees in connection with legal proceedings to which the indemnified person is made a party or is threatened to be made a party by reason of the services provided under the consulting agreement.

The Company employs certain employees of ESL. William R. Harker, a Senior Vice President of the Company, serves as Executive Vice President and General Counsel of ESL and our Senior Vice President of Real Estate is employed by ESL. In addition, Mr. Crowley served as President and Chief Operating Officer of ESL while serving as a director and officer of Sears Holdings.

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company also has a Contract Approvals Policy which applies to all of the Company’s employees and officers. The Contract Approvals Policy requires Audit Committee approval for entry into or exit from any related party transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation, Discussion and Analysis

Executive Summary

We are a broadline retailer with full-line and specialty retail stores in the United States operating through Kmart Holding Corporation and Sears, Roebuck and Co. and full-line and specialty retail stores in Canada operating through Sears Canada Inc., a 92%-owned subsidiary. We also are a leading e-commerce company and serve millions of customers monthly through our various websites, including Sears.com, Kmart.com, Landsend.com, and MyGofer.com. The Company is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics, fitness equipment and automotive repair and maintenance. Our KENMORE®, CRAFTSMAN®, DIEHARD® and LANDS’ END® brands are among the most recognized proprietary brands in retailing. These marks are the subject of numerous United States and foreign trademark registrations. Finally, we are the nation’s largest provider of home services, with more than 11 million service calls made annually.

Our compensation policies and objectives during fiscal 2010 were influenced by a variety of factors. Key factors included our recent operating performance and the retail market conditions that have impacted our financial results. As a result of the uncertainty related to the retail market conditions and how these conditions would impact our business, the Compensation Committee continued to take a fiscally conservative approach to compensation programs in fiscal 2010.

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2010 as approved by the Compensation Committee:

•	Performance-Based Compensation Awards. Our executive compensation is linked with performance.

•

As with past years, we adopted an Annual Incentive Program through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of a specific financial goal for fiscal 2010 approved by the Compensation Committee that is designed to challenge the executive officers identified in the Summary Compensation Table (the “named executive officers”) to high performance.

•

Consistent with prior years, we adopted a 2010 Long-Term Incentive Program through which the named executive officers are eligible to earn cash incentive compensation based upon achievement of financial goals during our 2010 through 2012 fiscal years that is designed to motivate our named executive officers to focus on long-term company performance.

•

As executive officers assume greater responsibility, generally a larger portion of their total cash compensation opportunity is designed to and does become dependent on Company performance. For example, for fiscal 2010, target cash incentive opportunities represented approximately 80% of our former interim Chief Executive Officer’s 2010 total cash compensation opportunity.

•

Continuous Improvement in Compensation Practices. We implemented new compensation practices in fiscal 2010 and we also maintained several long-standing compensation practices that we believe contribute to prudent governance.

•

We added a recoupment or “clawback” provision to the Annual Incentive Program and the 2010 Long-Term Incentive Program. These clawback provisions provide that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures under the Annual Incentive Program or the 2010 Long-Term Incentive Program are subject to restatement due to error or misconduct, to the extent permitted by law.

•

In fiscal 2010, the Compensation Committee amended its charter to provide that the Compensation Committee will evaluate whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

•

The Compensation Committee’s charter provides that it has the sole authority (1) to retain and terminate any compensation consultant to be used to assist it in the evaluation of executive compensation and (2) to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. Neither the Compensation Committee nor the Company’s management retained a consultant that played a role in determining or recommending the amount or form of executive compensation in fiscal 2010.

Executive Compensation Philosophy and Objectives

Sears Holdings believes that the long-term success of the Company is directly related to our ability to attract, motivate and retain highly talented associates who are committed to our company’s vision, mission and values. These values, which we believe support our adaptive organization and culture of learning, accountability and cross-functional collaboration, include focusing on the customer, building and aligning teams and knowing how to make money. Our vision and values are supported by five key pillars of our strategy: creating lasting relationships with customers by empowering them to manage their lives; attaining best in class productivity and efficiency; building our brands; reinventing the company continuously through technology and innovation; and reinforcing “The SHC Way” by living our values every day.

The Compensation Committee has developed a pay-for-performance compensation philosophy for our executive officers. Total annual compensation paid to the named executive officers generally depends on company financial performance, the level of job responsibility and individual performance. The total compensation package provided to the named executive officers generally includes both annual and long-term incentive programs designed to motivate and encourage employees to drive performance and achieve superior results for our company and our company’s stockholders. The Compensation Committee also believes that compensation should reflect the value of the job in the marketplace.

Competitive Pay Practices

Our experience demonstrates that in order to attract qualified external candidates and retain valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the executive officers we analyze internal compensation and external market data. We gather market data with a focus, where possible, on retail-specific and online-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term performance through effective decision making while also incenting appropriate short-term decision making. In addition, time-based equity awards (i.e., equity that vests with the passage of time) are made to provide additional motivation and encourage retention.

Rewarding Short-Term Performance

•	Base Salary—Base salary is the fixed element of each named executive officer’s cash compensation.

•

Annual Incentive Program—Our annual incentive program is a pay-for-performance program providing for annual cash awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate our named executive officers to achieve financial performance goals by making their cash incentive award variable and dependent upon Sears Holdings’ or the respective business unit’s annual financial performance.

Rewarding Long-Term Performance

•

Long-Term Performance-Based Programs—Our long-term incentive programs are designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on three-year or longer performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these programs are an important instrument in aligning the goals of the named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased stockholder returns.

•	Time-Based Equity Compensation—Awards of time-based equity awards encourage retention and provide alignment with stockholders as value received will be consistent with return to stockholders.

We believe that the compensation of our most senior executive officers, who have the greatest ability to influence our financial performance, should be predominantly performance-based. When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the individual’s performance and experience; the performance of the Company overall; any retention concerns; the responsibilities, impact and importance of the position within our company; the individual’s expected future contributions to our company; the individual’s historical compensation; and internal pay equity (meaning the relative pay differences for different positions within our company). There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

How Elements Are Used to Achieve Our Compensation Objectives

In 2010, the Compensation Committee sought to achieve the objectives of our compensation program through the grant of annual and long-term incentive awards to our named executive officers. The 2010 annual incentive awards entitle participating named executive officers to cash compensation based upon EBITDA performance during the fiscal year, and, therefore, reward our named executive officers for achieving a short-term financial performance target. The Compensation Committee also granted performance-based cash awards to our named executive officers that vest at the end of a three-year performance cycle upon achievement of a cumulative EBITDA financial target for the three-year performance cycle. The 2010 long-term awards are designed to motivate our named executive officers to focus on long-term company performance.

The Compensation Committee also believes that the most fair and effective way to motivate the Company’s named executive officers to produce the best results for its stockholders is to increase the proportion of an executive officer’s total compensation that is performance-based as the executive’s ability to affect those results increases. As a result, the size of the annual and long-term performance awards granted to executive officers, relative to total compensation, increases based upon the executive officer’s relative level of responsibility and potential to affect the Company’s or a business unit’s financial performance. Additionally, the Compensation Committee believes that the payouts for incentive compensation can be achieved only if the Company and/or its business units perform well in a given fiscal year. Under our incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides an incentive to manage our company for the long term, while minimizing excessive risk taking in the short term.

The annual incentive awards granted to the Company’s named executive officers in fiscal 2010 were calculated based on a multiple of base salary. The multiple, which ranged from 0.75 to 1.0, is based upon the named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. The performance-based long-term cash awards granted to the Company’s named executive officers in fiscal year 2010 were calculated based on a multiple of base salary. The multiple, which ranged from 1.5 to 2.0, is based upon the executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. The Compensation Committee also considers the executive officer’s performance and experience; the executive officer’s expected future contributions to our company; and internal pay equity. Annual incentive program opportunities for the named executive officers are generally established when the Compensation Committee approves an annual incentive plan or at the time the Compensation Committee otherwise approves a compensation package for a named executive officer. Due to the fact that the named executive officer’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

The Compensation Committee determines whether the applicable financial performance targets have been attained under our annual and long-term incentive compensation plans. The Compensation Committee has not exercised its discretion to adjust performance targets or payout amounts for any of our named executive officers. While the Committee can exercise both positive and negative discretion in relation to the annual and long-term incentive compensation awards granted to our named executive officers, the Compensation Committee historically has considered the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”). The impact of Section 162(m) on compensation awarded to our named executive officers is described in “Certain Tax Consequences” on page 30 of this proxy statement.

Fiscal 2010 Compensation Decisions

The Compensation Committee worked with our Senior Vice President and President, Talent and Human Capital Services, our former Senior Vice President and General Counsel, in selected cases, the Chairman, in determining named executive officers’ total compensation. Our Senior Vice President and President, Talent and Human Capital Services or our former Senior Vice President and General Counsel presented recommendations to the Compensation Committee regarding an executive officer’s total compensation for review and final approval. As appropriate, our Chairman and our former interim Chief Executive Officer generally played an advisory role to the Compensation Committee during this process. The Compensation Committee reviewed our former interim Chief Executive Officer’s compensation and was responsible for evaluating his performance in consultation with the Nominating and Corporate Governance Committee and the Board of Directors.

In fiscal 2010, the Company’s short and long-term incentive compensation plans contained executive compensation recovery provisions. The relevant provisions provide that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Base Salary

We set base salaries to reflect a named executive officer’s performance and experience; the individual’s expected future contributions to our company; the responsibilities, impact and importance of the position within our company; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to our company and current market competitiveness.

Mr. Johnson’s base salary was restored to $900,000 in fiscal 2010 following a voluntary temporary reduction of his base salary from $900,000 to $850,000 in fiscal 2009 in response to cost reduction efforts the Company undertook in January 2009, and in April 2010, Mr. Johnson’s base salary was increased from $900,000 to $1,000,000. In addition, the base salary of Mr. Collins was increased in fiscal 2010 from $600,000 to $700,000. The base salaries of Messrs. Johnson and Collins were revised in recognition of their responsibilities, as well as the impact and importance of their respective positions with our company. The base salaries of Messrs. Drobny and Haworth were set when they joined the Company. The Compensation Committee reviewed the base salary of Mr. Freidheim and no change was approved during fiscal 2010. Please see “Fiscal 2011 Compensation Decisions” on page 29 for additional information.

2010 Annual Incentive Compensation

The Annual Incentive Plan (“AIP”) is a cash-based program that is intended to reward associates, including our named executive officers, for their contributions to the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) goals. The Compensation Committee approved 2010 performance measures under the AIP, and for the named executive officers other than Mr. Drobny, an SHC EBITDA goal accounted for 100% of the annual incentive opportunity. For Mr. Drobny, his annual incentive opportunity is tied to achievement of an SHC EBITDA goal and business unit operating profit (“BOP”) goals.

SHC EBITDA is defined as earnings of our company before interest, taxes, depreciation and amortization for the performance period computed as operating income on our company’s statement of operations for the applicable reporting period, other than Sears Canada Inc., excluding depreciation and amortization and gains/(losses) on the sales of assets. In addition, it is adjusted to exclude

•	significant litigation or claim judgments or settlements (defined as matters which are $1 million or more);

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings, acquisitions and divestitures;

•	integration costs that are disclosed as merger related;

•	domestic pension expense; and

•	restructuring activities.

We continue to use SHC EBITDA as a performance goal because it is a key metric used by management to measure business performance. We also believe that it accurately reflects our compensation philosophy of encouraging growth and creating increased stockholder value through the efficient use of corporate assets.

BOP is defined as earnings before interest, taxes, and depreciation for each business unit as reported on the Company’s domestic internal operating statements, and generally consists of merchandise gross profit, vendor allowances/subsidy included in margin, return-to-vendor mark-outs, allocated zero percent (0%) finance promotion costs, product quality costs, inventory shrink, margin on service revenue, and business-specific expenses such as marketing, rent, logistics, information technology projects, store and payroll and other intra-company expenses. We believe that BOP performance goals support our financial goals by reinforcing responsibility and accountability at the business unit level.

In establishing financial business goals for the fiscal year to be approved by the Compensation Committee, factors such as our prior fiscal year financial business results, our competitive situation, our evaluation of market trends, as well as the general state of the economy and our business all are considered. For fiscal 2010, threshold and target performance goals were established for SHC EBITDA. The threshold level of performance for our named executive officers other than Mr. Drobny is 80% of the financial plan for fiscal 2010. For Mr. Drobny, 50% of the threshold level of performance for his award is 80% of the financial plan and 50% of his award is tied to the percentage of AIP payouts achieved by the operating business units. Threshold levels of performance for SHC EBITDA generate payouts at 60% of incentive opportunity and target levels of performance for SHC EBITDA and BOP generate payouts of 100% of incentive opportunity. If the target SHC EBITDA performance level is exceeded, for each 1% SHC EBITDA exceeds the target performance measure, such named executive officer will receive a 2% increase in his award. For Mr. Drobny, there is no threshold level of performance for the portion of his award that is tied to the percentage of payouts achieved by the operating business units. The amount of the annual cash incentive award ultimately received depends on the achievement of performance goals. The “Grants of Plan-Based Awards” table on page 35 shows the range of possible payments to each of our named executive officers under the AIP in fiscal year 2010.

The AIP also provides that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Under the AIP, achievement of the SHC EBITDA goal accounted for 100% of our named executive officer’s annual incentive opportunity other than Mr. Drobny. Consistent with our pay-for-performance philosophy, the Company’s performance in fiscal 2010 resulted in no payments to our named executive officers other than Mr. Drobny under the AIP because the threshold performance level was not achieved.

For Mr. Drobny, 50% of his 2010 annual incentive opportunity was tied to achievement of the SHC EBITDA goal and 50% of his 2010 annual incentive opportunity was tied to the AIP payouts achieved by the Company’s operating business units. As noted above, the Company did not achieve the EBITDA performance goal under the AIP. Certain of the Company’s operating business units, however, were successful in achieving threshold levels of performance under their respective BOP goals. Therefore, Mr. Drobny received an annual incentive payment of $42,277 based on AIP payouts achieved by the operating business units.

Long-Term Compensation Opportunities

Beginning in 2005, long-term performance awards have generally been granted every year to our named executive officers and others. The Summary Compensation Table and Grants of Plan-Based Awards tables on pages 32 and 35 of this proxy statement contain information regarding the long-term performance-based compensation opportunities for fiscal 2010. These opportunities consist of potential payments under the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program (the “2007 Executive LTIP”) and 2008 Long-Term Incentive Program (“2008 LTIP”) and a performance-based cash award under the 2010 Long-Term Incentive Program (the “2010 LTIP”) granted to our named executive officers in fiscal 2010. Certain named executive officers also are participating in the 2009 Long-Term Incentive Program (the “2009 LTIP”), a performance-based cash program dependent upon the achievement of company financial goals during our 2009 through 2011 fiscal years. Any payment under the 2009 LTIP will vest in fiscal 2011 and has no impact on long-term performance-based compensation for the named executive officers in fiscal 2010.

In making compensation decisions, no formal weighting formula is used in determining award amounts under our long-term incentive programs. Instead, the Compensation Committee considers the named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance when it awards long-term performance-based compensation.

Each of our long-term incentive programs contains a different EBITDA performance goal. LTIP EBITDA generally means earnings of the Company and its subsidiaries (other than Sears Canada) before interest, taxes, depreciation and amortization for the performance period computed as operating income for the applicable reporting period, excluding depreciation and amortization and gains/(losses) on sales of assets. In addition, LTIP EBITDA is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1 million or more) including the costs related thereto; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; domestic pension expense; and restructuring activities for the relevant performance period. The reason why we use EBITDA as a performance measure is described under “2010 Annual Incentive Compensation” above. Over the course of the past four years, the Company has not achieved the threshold EBITDA performance target under its long-term incentive programs.

Our company’s current long-term incentive plans are described below.

2007 Executive LTIP

The 2007 Executive LTIP was amended in 2009 by the Compensation Committee to convert the performance-based restricted stock awards previously granted under the 2007 Executive LTIP to a cash incentive award. The amendment to the 2007 Executive LTIP was designed to preserve the value of the awards granted under the 2007 Executive LTIP, and it released the stock awarded under the 2007 Executive LTIP for future grants under our company’s incentive plans. Messrs. Johnson and Harker are the only named executive officers that participated in the 2007 Executive LTIP. Under the amended 2007 Executive LTIP, cash incentive awards consisted of a number of units equal to the number of shares performance-based restricted stock originally awarded to the participating named executive officers. Each unit had a value equal, as of any date, to the value of a share of restricted stock on that date. In the event of retirement, death, disability or termination without cause before the payment date of an award, a prorated payment will be made if the Company has achieved the 2007 Executive LTIP milestones. In 2009, Messrs. Johnson and Harker surrendered 19,667 shares and 6,743 shares of performance-based restricted stock to the Company in exchange for 19,667 units and 6,743 units, respectively. The EBITDA performance goal established in connection with the 2007 Executive LTIP was not achieved. Therefore, Mr. Johnson and Mr. Harker forfeited half of their respective units at the end of fiscal 2009, and Mr. Johnson and Mr. Harker forfeited their remaining units at the end of fiscal 2010.

2008 LTIP

The 2008 LTIP provides for the grant of incentive awards to employees at the level of divisional vice president and above for a three-year performance period (fiscal years 2008-2010). Threshold, target and maximum performance goals were established for the LTIP EBITDA performance goals under the 2008 LTIP. A description of LTIP EBITDA can found under the caption “Long-Term Compensation Opportunities” above. A threshold level of performance generates payouts at 60% of plan, target levels of performance generate payouts of 100% of plan, and if maximum levels of performance are achieved, for each 1% 2008 LTIP EBITDA exceeds the target performance measure, such named executive officer will receive a 2% increase in his or her award.

The named executive officers that participated in the 2008 LTIP are Messrs. Johnson, Collins and Harker.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive award, but only if the Company has achieved the 2008 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2008 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

Consistent with our pay-for-performance philosophy, the Company’s financial performance during the performance period (fiscal years 2008-2010) resulted in no payments to Messrs. Johnson, Collins and Harker under the 2008 LTIP.

2009 LTIP

The 2009 LTIP provides the opportunity for employees at the level of divisional vice president and above to receive a potential payment under a 2009 LTIP incentive award subject to the attainment of performance goals for a three-year performance period (fiscal years 2009-2011). Awards under the 2009 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares. The issuance of common stock under the 2009 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of 2009 LTIP awards. Threshold and target performance goals were established for the LTIP EBITDA performance goals under the 2009 LTIP. A description of LTIP EBITDA can found under the caption “Long-Term Compensation Opportunities” above. A threshold level of performance generates payouts at 60% of plan, target levels of performance generate payouts of 100% of plan, and if target levels of performance are exceeded, for each 1% 2009 LTIP EBITDA exceeds the target performance measure, such named executive officer will receive a 2% increase in his award.

The named executive officers that participate in the 2009 LTIP are Messrs. Johnson, Collins, Freidheim and Harker.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if the Company has achieved the 2009 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2009 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

During fiscal 2010, the Company concluded that the LTIP EBITDA performance goal established in connection with the 2009 LTIP was unlikely to be achieved. Accordingly, the Company ceased recording expense and reversed all prior expense recognized in connection with the 2009 LTIP awards. Payments to our executive officers under the 2009 LTIP at the end of the three-year performance period are not likely to occur.

2010 LTIP

The 2010 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a potential payment under a long-term incentive award equal to either a percentage of his her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2010-2012). Awards under the 2010 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash or a combination of cash and shares upon the achievement of certain performance goals. The issuance of common stock under the 2010 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of 2010 LTIP awards.

The 2010 LTIP includes four different performance plans. The Compensation Committee determined the level of financial performance for each performance plan, the performance plan that applies to each business, and which performance plan applies to each named executive officer. The LTIP EBITDA performance plan under the 2010 LTIP covers the named executive officers.

The 2010 LTIP provides that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if the Company has achieved the 2010 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2010 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

For the named executive officers achievement of an LTIP EBITDA performance goal accounted for 100% of the 2010 long-term compensation opportunity under the 2010 LTIP. A description of LTIP EBITDA can found under the caption “Long-Term Compensation Opportunities” above. Threshold, target and maximum goals have been established for all performance measures under the LTIP EBIDTA plan. The threshold level of performance for the LTIP EBITDA performance goal is 70% of LTIP EBITDA. A threshold level of performance will generate a payout at 40% of the long-term incentive opportunity and a target level of performance will generate a payout at 100% of the long-term incentive opportunity. If the target LTIP EBITDA performance level is exceeded, for each 1% LTIP EBITDA exceeds the target performance measure, the named executive officer will receive a 2% increase in his award.

Our ability to achieve the LTIP EBITDA performance target is dependent upon a number of factors. Given our recent operating performance and current retail market conditions, there is substantial uncertainty with respect to achieving the LTIP EBITDA performance target in the performance period, and payments to our participating named executive officers under the 2010 LTIP at the end of the three-year performance period are not likely to occur.

Other Long-Term Compensation Opportunities

Mr. Freidheim’s offer letter provides for a long-term special incentive award consisting of a restricted stock component and a cash component. The restricted stock component consists of 50,000 shares of restricted stock and the cash component is $1,504,500. Both components vest in four equal annual installments. In fiscal 2010, Mr. Freidheim received the second installment of his long-term special incentive award. Specifically, 12,500 shares of Mr. Freidheim’s restricted stock award vested and $376,125 of the cash component of his award vested and was paid. Mr. Freidheim received this award in order to induce him to join the Company and in recognition of his expected future contributions to our company.

Mr. Haworth’s offer letter provided for a $750,000 special long-term special cash incentive award payable on the third anniversary of his hire date. Mr. Haworth received this long-term incentive award to induce him to join our company. Mr. Haworth forfeited his special long-term cash incentive award upon his departure from the Company on January 7, 2011.

Time-Based Equity Compensation

Time-based equity (i.e., equity that vests with the passage of time) compensation assists Sears Holdings to:

•	Attract and retain top executive talent; and

•	Link executive and company long-term financial interests of our company, including the growth in value of our company’s equity and enhancement of long-term stockholder return.

Time-based equity compensation is intended to complement the three major compensation elements: base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation at Sears Holdings is currently awarded in the form of restricted stock. Generally, our practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the grant date. Individual grant amounts are generally based on factors such as relative job scope, expected future contributions to our company and internal pay equity. Additionally, restricted stock grants are an effective means of offsetting equity awards that executives may lose when they leave a former company to join Sears Holdings.

Our company does not grant restricted stock on a regular basis to our named executive officers. In fiscal 2010 we granted restricted stock to certain of our named executive officers. Mr. Johnson received a restricted stock grant that vests in four equal annual installments in recognition of the responsibilities, impact and importance of his position within our company. Mr. Johnson’s restricted stock award agreement also provides that the first installment of his award (10,000 shares) will vest in the event that the Company appoints a Chief Executive Officer other than Mr. Johnson and thereafter Mr. Johnson’s employment with the Company is involuntarily terminated prior to April 6, 2011. Mr. Johnson’s restricted stock award agreement was recently amended to provide that if his employment with the Company is involuntarily terminated (other than for cause, death or disability), he will be deemed to be vested in any portion of his award that was scheduled to vest during the 15 months immediately following such termination date. Messrs. Collins and Harker received restricted stock grants in recognition of their responsibilities, as well as the impact and importance of their respective positions with our company. The restricted stock awards of Messrs. Collins and Harker vest in full on the third anniversaries of the respective grant dates. Mr. Drobny received a restricted stock award in order to induce him to join the Company. Mr. Haworth received a restricted stock award in order to induce him to join the Company, and he forfeited his restricted stock award upon his departure from the Company.

The Company does not have a stock option plan, as currently stock options are not a key pay component for Sears Holdings.

Other Compensation Elements

Discretionary Bonuses

We pay sign-on, first year guaranteed and other bonuses where determined necessary or appropriate to attract top executive talent from other companies or retain key executives. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may lose when they leave a former company to join Sears Holdings. In fiscal 2010, three of our named executive officers received discretionary bonuses. As described in “Other Long-Term Compensation Opportunities” in this Compensation, Discussion and Analysis, under his offer letter, Mr. Freidheim was awarded a long-term special cash bonus that vests with the passage of time and is payable without regard to Company performance. In fiscal 2010, Mr. Freidheim earned the second installment of the cash component of a long-term special incentive award in the amount of $376,125. This discretionary bonus was awarded to Mr. Freidheim in order to induce him to join the company and in recognition of the impact and importance of his position within our company. Mr. Drobny received a sign-on bonus in the amount of $150,000 in order to induce him to join our company. Mr. Haworth was awarded a sign-on bonus in the amount of $250,000 in order to induce him to join our company.

Perquisites and Other Benefits

Sears Holdings provides its named executive officers with limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program. The Company has made available to Mr. Johnson Company-furnished ground transportation for travel between his primary residence in the Chicago metropolitan area and the Company’s corporate headquarters in Hoffman Estates, Illinois. Mr. Johnson is responsible for any related taxes associated with the personal use of Company-provided transportation. In addition, Mr. Haworth received a relocation bonus in connection with his relocation to the Chicago area. Additional details regarding the perquisites received by our named executive officers are contained in the Summary Compensation Table and related footnotes beginning on page 32 of this proxy statement.

Retirement Plans

We provide a 401(k) savings plan to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. Generally, we allow pre-tax contributions of up to 50% of eligible compensation (or the limit determined by the Internal Revenue Service) and after-tax contributions of up to 25% of eligible compensation, provided however that in the aggregate these contributions do not exceed 50% of eligible compensation. Notwithstanding the foregoing, effective January 31, 2009, additional contribution restrictions were imposed on plan participants who were highly compensated employees as defined by the Internal Revenue Code. Each named executive officer is subject to these additional contribution restrictions. Also effective January 31, 2009, the Company suspended its matching contributions to our 401(k) savings plans.

Severance Benefits

Each of our named executive officers has entered into a severance agreement with the Company. Our company provides severance to the named executive officers as a component of a competitive compensation package and, in most cases, as compensation for the non-competition clause contained in our severance agreements. Additionally, we believe that severance payments provide individuals a window of time to locate a new position in the marketplace. Under the agreement, severance is provided for termination without cause (as defined in the agreement) or if the executive officer’s employment is terminated for “good reason” (as defined in the agreement). Named executive officers will receive the following, depending on the form of agreement:

•	Severance equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment; or

•

Severance equal to one year of annual base salary and target bonus (separate from any payment under an annual incentive plan), subject to mitigation for salary or wages earned from another employer, including self-employment.

If a named executive officer becomes entitled to benefits under the severance agreement, the named executive officer will receive other company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period. The forms of executive severance agreements do not have specific change-in-control provisions that would give rise to or impact the payment of severance benefits to the executive officers.

Awards under a long-term incentive program are payable in the event of a termination of employment if certain conditions are met, as provided under the applicable long-term incentive program. Please see “Long-Term Compensation Opportunities” on page 24 and “Potential Payments Upon Termination of Employment” on page 37 for additional information.

In the event of a named executive officer’s death, disability, retirement or involuntary termination, at the discretion of the Compensation Committee, such officer’s restricted stock awards may be accelerated. In all other cases, any unvested restricted stock award under the 2006 Stock Plan will be forfeited upon termination of employment.

Mr. Haworth’s employment with the Company ceased on January 7, 2011, and the details regarding the severance payments provided to him under his severance agreement are described in the Summary Compensation Table and related footnotes beginning on page 32 of this proxy statement and “Potential Payments upon Termination of Employment” on page 37.

Fiscal 2010 CEO Compensation

The base salary of Mr. Johnson, who served as our interim Chief Executive Officer and President during fiscal year 2010, was restored to $900,000 in fiscal 2010 following a voluntary temporary reduction of his base salary from $900,000 to $850,000 in fiscal 2009 in response to cost reduction efforts the Company undertook in January 2009. In April 2010, Mr. Johnson’s base salary was increased from $900,000 to $1,000,000. Additionally, Mr. Johnson received 40,000 shares of restricted stock in fiscal 2010. Mr. Johnson’s compensation package was revised in recognition of the responsibilities, impact and importance of his position with our company. These compensation arrangements were approved by our Compensation Committee. Additionally, Mr. Johnson’s target long-term incentive award was set at 200% of his base salary.

Fiscal 2011 Compensation Decisions

Louis J. D’Ambrosio

On February 23, 2011, we announced that the Company’s Board of Directors elected Louis J. D’Ambrosio as the Company’s Chief Executive Officer and President, beginning February 24, 2011 until a successor is named. Mr. D’Ambrosio also was elected to serve on the Board of Directors. Mr. D’Ambrosio will receive an annual base salary of $1,000,000, with a sign-on bonus of $150,000 (gross) and participation in the Company’s 2011 Annual Incentive Plan (“2011 AIP”) with a target award of 200% of his base salary. The 2011 AIP award, if payable, will be subject to pro-ration based on his start date. He will be required to repay the Company a pro rata portion of the sign-on bonus if, within 12 months of his start date, he voluntarily terminates his employment with the Company, other than for Good Reason, death or Disability, or if he is terminated by the Company for Cause (each as defined in his Executive Severance Agreement) within 12 months of his start date. He received a restricted stock award under the Company’s 2006 Stock Plan valued at $6,000,000, and, on March 3, 2011, he received an additional restricted stock award of 23,853.1859 shares pursuant to the terms of his offer letter. Mr. D’Ambrosio will not be eligible to participate in the Company’s Long-Term Incentive Program. He will be provided commuter benefits that include round trip transportation by charter aircraft between Philadelphia and the greater Chicago metropolitan area, ground transportation and corporate housing in the Hoffman Estates, Illinois area. He will be responsible for any tax on imputed income arising out of his personal use of company-furnished charter aircraft. Mr. D’Ambrosio has entered into an Executive Severance Agreement with the Company, which provides, among other things, that if he is involuntarily terminated by the Company for any reason other than for Cause, death or Disability (or he voluntarily terminates his employment for Good Reason) after six months but before 12 months of employment, he will be deemed to have vested in a pro rata portion of each of his restricted stock grants that were scheduled to vest as of the first anniversary of his start date. If he is involuntarily terminated by the Company for any reason other than Cause, death or Disability (or he voluntarily terminates his employment for Good Reason) after the first anniversary of his start date, he will receive salary continuation equal to one month of base salary for each complete month worked beyond the first anniversary of his start date up to a maximum salary continuation period of twelve months, subject to mitigation. The Executive Severance Agreement also includes customary non-compete, non-solicitation and non-disclosure covenants.

W. Bruce Johnson

On April 6, 2010, Mr. Johnson received a restricted stock award of 40,000 shares, which was scheduled to vest in four equal installments on each anniversary of the grant date. In March 2011, the Compensation Committee revised the vesting schedule associated with Mr. Johnson’s award to provide that if Mr. Johnson’s employment is involuntarily terminated (other than for cause, death or disability), as of such termination date he will be deemed to be vested in any portion of his restricted stock award that was scheduled to vest during the 15 months immediately following such termination date.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor restricted stock that vests based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our Chief Executive Officer and our executive officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, our policies and programs as they affect the Chief Executive Officer and the executive officers. The Compensation Committee is an independent committee of the Board and consists of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist it in the evaluation of Chief Executive Officer or executive officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. Neither the Compensation Committee nor the Company’s management retained a consultant that played a role in determining or recommending the amount or form of executive compensation in fiscal 2010. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee duties include:

•	evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives;

•	determining the compensation of named executive officers, including base salaries and annual incentive opportunities;

•	determining cash-based and equity-based awards and opportunities for our named executive officers;

•

reviewing and approving employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits affecting the Chief Executive Officer and other senior executives;

•	approving incentive compensation plans and programs;

•	serving as the administration committee of the company’s equity plans; and

•	approving any special or supplemental compensation and benefits for executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates.

The Compensation Committee delegated authority to the Company’s Stock Plan Committee, the current member of which is Mr. D’Ambrosio, and the Senior Vice President and President, Talent and Human Capital Services, to approve increases in base salary and/or annual incentive target awards by up to 10% to officers at the level of senior vice president and above. Any actions taken pursuant to this delegation must be reviewed with the Compensation Committee at its next meeting. No actions were taken pursuant to this delegation during fiscal 2010 with respect to our named executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Ann N. Reese, Emily Scott and Thomas J. Tisch. There were no interlocks during 2010 with other companies within the meaning of the SEC’s proxy rules.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or our Chief Financial Officer during fiscal 2010 and to our three other most highly compensated executive officers for fiscal 2010 who were executive officers at the end of the fiscal year and to our former Executive Vice President and President, Retail Services (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non Equity Incentive Plan Compensation (d)	All Other Compensation (e)	Total
W. Bruce Johnson	2010	$979,487	—	$4,316,400	—	$24,983	$5,320,870
Former Interim Chief Executive Officer and President*	2009	$850,000	—	$663,400	—	—	$1,513,400
	2008	$896,538	—	$999,918	—	$9,437	$1,905,893

Michael D. Collins	2010	$697,308	—	$500,000	—	—	$1,197,308
Sr. Vice President and Chief Financial Officer	2009	$600,000	—	—	—	—	$600,000
	2008	$176,515	$300,000	$999,989	—	$58,746	$1,535,250

Scott J. Freidheim	2010	$796,923	$376,125	—	—	—	$1,173,048
Exec. Vice President, President—Kenmore, Craftsman & Diehard	2009	$800,000	$776,125	$1,995,500	—	—	$3,571,625
	2008	$60,606	$750,000	—	—	$250,000	$1,060,606

Dane A. Drobny	2010	$457,917	$150,000	$499,960	$42,277	—	$1,150,154
Senior Vice President, General Counsel and Corporate Secretary

William R. Harker	2010	$697,308	—	$500,000	—	—	$1,197,308
Senior Vice President

James H. Haworth**	2010	$767,746	$250,000	$749,920	—	$1,076,030	$2,843,696
Former Exec. Vice President and President, Retail Services

*	Mr. Johnson ceased serving as our interim Chief Executive Officer and President effective February 24, 2011. Mr. Johnson was appointed to the position of Executive Vice President–Off-Mall and Supply Chain on February 24, 2011.

**	Mr. Haworth ceased serving as our Executive Vice President and President, Retail Services effective January 7, 2011.

(a)	The amount shown for Mr. Haworth reflects the number of days from his date of hire through January 7, 2011.

The amount shown for Mr. Drobny reflects the number of days from his date of hire through the end of the fiscal year.

(b)	For Mr. Freidheim, the amount in 2010 represents the second installment of the cash component of a long-term special incentive award that vests in four equal annual installments. Mr. Freidheim will forfeit any unvested installment of the long-term special incentive award if his employment with the Company is terminated.

For Mr. Drobny, the amount in 2010 represents a sign-on bonus in the amount of $150,000.

For Mr. Haworth, the amount in 2010 represents a sign-on bonus in the amount of $250,000.

The amount shown in this column for 2009 for Mr. Freidheim was a guaranteed payment under a special annual incentive award and the first installment of the cash component of a long-term special incentive award that vests in four equal annual installments.

The amounts shown in this column for 2008 were sign-on bonuses paid to Messrs. Freidheim and Collins.

(c)	Amounts shown in this column represent the full grant date fair value of the restricted stock awards granted under the Company’s 2006 Stock Plan. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse. All of the restricted stock awards shown in the summary compensation table were awarded under the 2006 Stock Plan.

On April 6, 2010, Mr. Johnson received a restricted stock award of 40,000 shares. These shares will vest in four equal installments on April 6, 2011, April 6, 2012, April 6, 2013 and April 6, 2014, if Mr. Johnson remains an employee of the Company on the applicable vesting date; provided, however, if Mr. Johnson’s employment is involuntarily terminated (other than for cause, death or disability), as of such termination date he will be deemed to be vested in any portion of his restricted stock award that was scheduled to vest during the 15 months immediately following such termination date. In 2009, Mr. Johnson surrendered 19,667 shares of performance-based restricted stock awarded under the 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”) to the Company in exchange for a cash incentive award consisting of 19,667 units. Mr. Johnson forfeited the first half of his 2007 Executive LTIP award (9,833 units) on January 30, 2010 and the second half of his 2007 Executive LTIP award (9,834 units) on January 29, 2011 because the financial criteria for payment of the award were not met.

On March 9, 2010, Mr. Collins received a restricted stock award in the amount of $500,000. The number of shares granted, 4,950, was determined by dividing the grant amount, $500,000, by $101.01, the closing price of the stock on March 9, 2010. The shares vest in full on March 9, 2013, provided that Mr. Collins is an employee on the vesting date.

On May 17, 2010, Mr. Drobny received a restricted stock award in the amount of $500,000. The number of shares granted, 4,591, was determined by dividing the grant amount, $500,000, by $108.90, the closing price of the stock on May 17, 2010 and rounding down to the nearest share. The shares vest in full on May 17, 2013, provided that Mr. Drobny is an employee on the vesting date.

On March 9, 2010, Mr. Harker received a restricted stock award in the amount of $500,000. The number of shares granted, 4,950, was determined by dividing the grant amount, $500,000, by $101.01, the closing price of the stock on March 9, 2010. The shares vest in full on March 9, 2013, provided that Mr. Harker is an employee on the vesting date.

On February 5, 2010, Mr. Haworth received a restricted stock award in the amount of $750,000. The number of shares granted, 8,212, was determined by dividing the grant amount, $750,000, by $91.32, the closing price of the stock on February 5, 2010 and rounding down to the nearest share. Mr. Haworth forfeited his restricted stock award upon ceasing employment with the Company effective January 7, 2011.

For Mr. Johnson, the amount shown in 2009 represents a restricted stock award of 10,000 shares that vested in two equal installments on July 31, 2010 and January 29, 2011.

For Mr. Freidheim, the amount shown in this column for 2009 represents a restricted stock award of 50,000 shares. Of these restricted shares, 12,500 shares vested on February 2, 2010 and 12,500 shares vested on February 2, 2011. The remaining restricted shares will vest in equal installments on February 2, 2012 and February 2, 2013, provided that Mr. Freidheim is an employee of the Company on the applicable vesting date. Mr. Freidheim’s restricted stock award agreement also provides that 3,125 shares of his award will vest in the event that the Company appoints a Chief Executive Officer other than Mr. Johnson and Mr. Freidheim’s employment with the Company is involuntarily terminated within 12 months following the new Chief Executive Officer’s appointment.

For Mr. Collins, the amount shown in this column for 2008 represents a restricted stock award in the amount of $1,000,000. The number of restricted shares granted, 18,278, was determined by dividing the grant amount of $1,000,000 by $54.71, the closing price of our common stock on November 3, 2008, the grant date. These shares will vest in full on November 3, 2011, provided that Mr. Collins remains employed by the Company.

(d)	For Mr. Drobny, the amount shown was earned under the Sears Holdings Corporation 2010 Annual Incentive Program for performance in fiscal 2010.

(e)	For Mr. Johnson, the amount in 2010 includes $24,983 attributable to the aggregate incremental cost (i.e., the cost to the Company of providing the ground transportation) of Mr. Johnson’s commuter travel using Company-owned vehicles. Family members of Mr. Johnson accompanied him on occasion while he used Company-provided ground transportation. Under the SEC rules, the use of Company cars by Mr. Johnson’s family is considered to be a perquisite, even if there is no incremental cost to the Company. We have determined that there was no incremental cost to the Company when Mr. Johnson’s family members traveled with him.

For Mr. Haworth, the amount in 2010 includes (1) $800,000 in salary continuation payments; (2) $8,524 attributable to Company-provided medical plans during Mr. Haworth’s severance period; (3) a payment of $24,000 for outplacement services; and (4) payments in the aggregate of $243,506 in connection with relocation expenses, including $93,506 in related tax gross up payments.

For purposes of determining the aggregate incremental cost to the Company of the personal use of Company-owned vehicles by the named executive officers, we first calculate the personal and commuting mileage attributable to the named executive officer’s use as a percentage of the vehicle’s overall annual mileage. This percentage is then applied to the annual cost of the operating the vehicle, which includes the cost of fuel, insurance, license and title, tolls, depreciation, maintenance and, repairs. Drivers’ salaries and overtime are also included in the costs associated with the usage of company-owned cars and drivers. The Company does not provide a tax gross-up on income imputed for personal use of Company cars.

The amounts in this column do not include the discount on Sears Holdings merchandise and services that is extended to all Sears Holdings associates and directors.

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis beginning on page 19 of this proxy statement and include the Annual Incentive Plan and the 2010 Long-Term Incentive Program (“2010 LTIP”) and the 2006 Stock Plan.

Name	Plan	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)				All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (b)
				Threshold		Target	Maximum
W. Bruce Johnson	AIP	—	—	$590,112		$983,520	No Max	—	—
	2010 LTIP	—	—	$800,000		$2,000,000	No Max	—	—
	2006 Stock Plan	April 6, 2010	April 5, 2010	—		—	—	40,000	$4,316,400

Michael D. Collins	AIP	—	—	$378,000		$630,000	No Max	—	—
	2010 LTIP	—	—	$420,000		$1,050,000	No Max	—	—
	2006 Stock Plan	March 9, 2010	March 8, 2010	—		—	—	4,950	$500,000

Scott J. Freidheim	AIP	—	—	$480,000		$800,000	No Max	—	—
	2010 LTIP	—	—	$480,000		$1,200,000	No Max	—	—
	2006 Stock Plan	—	—	—		—	—	—	—

Dane A. Drobny	AIP	—	—	$207,324	(c)	$345,540	No Max	—	—
	2010 LTIP	—	—	$352,384		$880,960	No Max	—	—
	2006 Stock Plan	May 17, 2010	April 27, 2010	—		—	—	4,591	$499,960

William R. Harker	AIP	—	—	$378,000		$630,000	No Max	—	—
	2010 LTIP	—	—	$420,000		$1,050,000	No Max	—	—
	2006 Stock Plan	March 9, 2010	March 8, 2010	—		—	—	4,950	$500,000

James H. Haworth*	AIP	—	—	$480,000		$800,000	No Max	—	—
	2010 LTIP	—	—	$480,000		$1,200,000	No Max	—	—
	2006 Stock Plan	February 5, 2010	January 12, 2010	—		—	—	8,212	$749,920

*	Mr. Haworth ceased serving as our Executive Vice President and President, Retail Services effective January 7, 2011, and in accordance with the 2010 AIP and the 2010 LTIP forfeited all incentive awards. Mr. Haworth also forfeited his restricted stock award upon ceasing employment with the Company effective January 7, 2011.

(a)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2010 AIP and 2010 LTIP.

(b)	This column reflects the full grant date fair value of restricted stock granted to certain named executive officers. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period.

For Mr. Johnson, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $107.91.

For Mr. Collins, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $101.01.

For Mr. Drobny, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $108.90.

For Mr. Harker, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $101.01.

For Mr. Haworth, the fair value of his restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $91.32. Mr. Haworth forfeited his restricted stock award upon ceasing employment with the Company effective January 7, 2011.

(c)	For Mr. Drobny, the estimated threshold payout amount is based on the (1) threshold level of performance under for SHC EBITDA, which would result in a payout of $103,662, and (2) threshold level of performance of each of the Company’s operating business units, which would result in a payout of $103,662. The 2010 AIP payment earned by Mr. Drobny for 2010 performance is reported as “Non-Equity Incentive Plan Compensation” above in the Summary Compensation Table.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table shows the number of shares covered by unvested restricted stock held by the Company’s named executive officers on January 29, 2011. None of our named executive officers held stock options on January 29, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
W. Bruce Johnson	40,000	$3,043,200	—	(b)	—
Michael D. Collins	23,228	$1,767,186	—		—
Scott J. Freidheim	37,500	$2,853,000	—		—
Dane A. Drobny	4,591	$349,283	—		—
William R. Harker	8,059	$613,129	—	(b)	—
James H. Haworth	—	—	—		—

(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by $76.08, the closing price of our common stock on January 28, 2011, the last trading day of our common stock in fiscal 2010.

(b)	The Compensation Committee amended the 2007 Executive Long-Term Incentive Program, effective March 12, 2009, to convert the performance-based restricted stock awards previously granted under the 2007 Executive LTIP to cash incentive awards. Messrs. Johnson and Harker surrendered 19,667 and 3,371 shares of performance-based restricted stock awarded under the 2007 Executive LTIP to the Company in exchange for cash incentive awards consisting of 19,667 and 3,371 units, respectively. Mr. Johnson and Mr. Harker forfeited half of their respective units at the end of fiscal 2009, and Mr. Johnson and Mr. Harker forfeited their remaining units at the end of fiscal 2010 because the financial criteria for payment of the award were not met.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any stock options during fiscal 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
W. Bruce Johnson	6,941	$510,154
Michael D. Collins	—	—
Scott J. Freidheim	8,230	$776,089
Dane A. Drobny	—	—
William R. Harker	1,491	$180,336
James H. Haworth	—	—

(a)

For Mr. Johnson, the amount represents (a) 5,000 shares that vested on July 31, 2010 (including 1,473 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $71.00, the closing price of our common stock on July 31, 2010 and (b) 5,000 shares that vested on January 29, 2011 (including 1,586 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $76.08, the closing price on January 28, 2011, the last trading day of our common stock in fiscal 2010.

For Mr. Freidheim, the amount represents 12,500 shares that vested on February 2, 2010 (including 4,270 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $94.30, the closing price of our common stock on February 2, 2010.

For Mr. Harker, the amount represents 2,493 shares that vested on May 1, 2010 (including 1,002 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $120.95, the closing price of our common stock on April 30, 2010, the first business day prior to the vesting date.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company, excluding Mr. Haworth, in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables beginning on page 39. The amounts shown assume that such termination was effective as of January 28, 2011, the last business day of fiscal 2010. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would be paid to each named executive officer upon his or her termination, subject to mitigation. The actual amounts paid to the executives can only be determined at the time of such executive’s separation from the Company.

The payments that Mr. Haworth received upon termination of employment are described below.

Payments Pursuant to Severance Agreements

As described in the Compensation, Discussion and Analysis beginning on page 19, the Company provides severance benefits to our named executive officers pursuant to severance agreements that the Company entered into with each of such executive officers. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions.

•

A termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement. Mr. Johnson’s severance agreement also provides that a termination is for good reason if it results from a change in reporting relationship such that Mr. Johnson reports to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

•

A termination by an executive officer is without cause if the executive officer is involuntarily terminated because of job elimination (other than poor performance) or without “cause.” Cause means (1) a material breach by the executive officer, other than due to mental or physical disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer; (2) the commission by the executive officer of a felony involving moral turpitude; or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon termination for “good reason” or without “cause”

•	Base salary at the rate in effect immediately prior to the date of termination for one year in the form of salary continuation.

•

Depending on the agreement, target bonus for the year in which the termination occurred; if the target bonus has not been set for the year in which the date of termination has occurred, the named executive officer’s target bonus for the year immediately preceding the year in which the date of termination has occurred.

•	Continuation of medical and dental plans the named executive officer was eligible to participate in prior to the end of employment.

The forms of severance agreements do not provide for payments to the participating named executive officers upon death, disability or retirement. Assuming that a termination was effective as of January 28, 2011, the participating named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs upon death, disability or retirement, as provided below.

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for “cause” or voluntary termination.

In consideration for providing severance benefits, the Company receives confidentiality, non-solicitation and non-compete (where permissible under applicable state law) covenants from the named executive officers, as well as a release of liability for certain claims against the Company.

Payments Pursuant to Incentive Compensation Programs

As described in the Compensation, Discussion and Analysis beginning on page 19, our company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are limited as described below.

•

Annual Incentive Plan (“AIP”). If a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death), he will forfeit his 2010 AIP award, except as prohibited by law. If a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the 2010 AIP are satisfied. Because certain of the Company’s business units were successful in achieving the threshold level of performance under their BOP goals and received payouts under the 2010 AIP, Mr. Drobny would be entitled receive a distribution under the 2010 AIP if his employment was terminated due to death or disability on January 28, 2011. The remaining named executive officers would not be entitled to a distribution under the 2010 AIP in the event of death or disability because the financial goals were not achieved.

•

2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”). Messrs. Johnson and Harker, the named executive officers participating in the 2007 Executive LTIP, would not be entitled to a payment under the 2007 Executive LTIP because the financial criteria for payment were not achieved.

•

2008 Long-Term Incentive Program (“2008 LTIP”); 2009 Long-Term Incentive Program (“2009 LTIP”) and 2010 Long-Term Incentive Program. If a named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he will forfeit his 2008 LTIP, 2009 LTIP and 2010 LTIP award, respectively, except as prohibited by law. If a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial goals under the 2008 LTIP, 2009 LTIP or 2010 LTIP are satisfied. As of January 28, 2011, the financial goals under the 2008 LTIP, 2009 LTIP and 2010 LTIP were not satisfied; therefore, the eligible named executive officers would not be entitled to any payments under these plans in the event of death or disability.

Time-Based Equity Compensation

Any unvested restricted stock held by our named executive officers on January 28, 2011 will be forfeited upon termination of employment with the Company.

The table below summarizes the potential payouts to Messrs. Johnson, Collins, Freidheim, Drobny, and Harker for the termination events described above assuming such termination occurred on January 28, 2011, the last business day of fiscal 2010:

W. Bruce Johnson	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment	LTIP Payment	Total
Termination for Good Reason	$1,000,000	$8,404	$983,520	—	—	$1,991,924
Termination without Cause	$1,000,000	$8,404	$983,520	—	—	$1,991,924
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—

Michael D. Collins	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment	LTIP Payment	Total
Termination for Good Reason	$700,000	$6,764	—	—	—	$706,764
Termination without Cause	$700,000	$6,764	—	—	—	$706,764
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—

Scott J. Freidheim	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment		LTIP Payment	Total
Termination for Good Reason	$800,000	$8,404	—	—		—	$808,404
Termination without Cause	$800,000	$8,404	—	—		—	$808,404
Termination with Cause	—	—	—	—		—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	—		—	—
Termination due to Retirement	—	—	—	—		—	—
Termination due to Death	—	—	—	—		—	—

Dane A. Drobny	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment		LTIP Payment	Total
Termination for Good Reason	$650,000	$8,404	—	—		—	$658,404
Termination without Cause	$650,000	$8,404	—	—		—	$658,404
Termination with Cause	—	—	—	—		—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	$42,277	(c)	—	$42,277
Termination due to Retirement	—	—	—	—		—	—
Termination due to Death	—	—	—	$42,277	(c)	—	$42,277

William R. Harker	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment	LTIP Payment	Total
Termination for Good Reason	$700,000	—	—	—	—	$700,000
Termination without Cause	$700,000	—	—	—	—	$700,000
Termination with Cause	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—

(a)	For Messrs. Johnson, Collins, Freidheim, and Drobny, the amounts represent the continuation of medical and dental benefits for one year. Mr. Harker was not a participant in the Company’s medical and dental plans on January 28, 2011; therefore, he would not be entitled to these benefits during the salary continuation period.

(b)	For Mr. Johnson, this amount represents the target bonus under his severance agreement for the year in which the termination occurred. Messrs. Collins, Freidheim, Drobny and Harker are not entitled to receive target bonuses under the terms of their severance agreements.

(c)	Because certain of the Company’s business units achieved threshold level of performance under the 2010 AIP and received payouts under the AIP, Mr. Drobny (or his estate) would be entitled to a distribution in the amount of $42,277 under the terms of the 2010 AIP in the event of permanent and total disability or death.

James H. Haworth

Effective January 7, 2011, Mr. Haworth ceased serving as our Executive Vice President and President, Retail Services. In accordance with the terms of his severance agreement, Mr. Haworth will receive his annual base salary of $800,000 through January 7, 2012 and continued enrollment in the Company’s benefit plans through January 21, 2012. Mr. Haworth is entitled to up to one year of outplacement services beginning January 8, 2011. Mr. Haworth forfeited his AIP and 2010 LTIP awards and his restricted stock award, which consisted of 8,212 shares, granted under the 2006 Stock Plan.

COMPENSATION OF DIRECTORS

The following table shows information concerning the compensation paid in fiscal year 2010 to directors who served on the Board during fiscal year 2010, except for Mr. Johnson, whose compensation for service as a director is fully reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Total
E. Lampert, Chairman	—	—
W. Kunkler	$60,000	$60,000
S. Mnuchin	$60,000	$60,000
A. Reese	$70,000	$70,000
E. Scott	$60,000	$60,000
T. Tisch	$60,000	$60,000

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $60,000 for serving as a director of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee. Kevin B. Rollins and William C. Crowley, each of whom served as a director until the 2010 annual meeting of stockholders, did not receive compensation for service as a director in fiscal 2010. There are currently no equity or retirement programs in place for the directors.

Mr. D’Ambrosio was elected to our Board of Directors effective February 24, 2011. Mr. D’Ambrosio also serves as the Company’s Chief Executive Officer and President, and information regarding Mr. D’Ambrosio’s compensation arrangements can be found beginning on page 29 of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 29, 2011 and in this proxy statement.

Compensation Committee

Thomas J. Tisch, Chair

Ann N. Reese

Emily Scott

ITEM 2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely link the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company or our Board or the Compensation Committee of the Board.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 4 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2011. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, for each of the past two fiscal years:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$5,721,000	$4,932,000
Audit-Related Fees(2)	732,000	972,000
Tax Fees(3)	624,000	918,000
All Other Fees (4)	100,000	—

Total	$7,177,000	$6,822,000	(5)

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, accounting consultations, consents and other SEC matters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2010 and 2009, this category consisted primarily of services related to subsidiary audits and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $428,000 and $571,000 in 2010 and 2009, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $196,000 and $347,000 in 2010 and 2009, respectively.

(4)	All Other Fees consist of fees for permitted advisory services related to the assessment of informational technology procurement, network security and data centers at Sears Canada Inc.

(5)	In fiscal 2008, Deloitte agreed to reimburse the Company for expenses incurred in connection with the Audit Committee’s review of Deloitte’s independence after the Company learned a former Deloitte partner traded in our securities. Such reimbursement was provided for in the form of a reduction in fees in the amount of $455,822, which is reflected in Total Fees for fiscal 2009.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. Prior to the beginning of each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chair so approves any such engagements, she will report that approval to the full Committee at the next Committee meeting. Additionally, the Audit Committee of Sears Canada Inc. (“Sears Canada”) initially approves audit, audit-related and tax services for Sears Canada; however, the Audit Committee reviews these services to confirm that they will not impair the auditor’s independence.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended January 29, 2011 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 29, 2011.

Audit Committee

Ann N. Reese, Chair

William C. Kunkler, III

Thomas J. Tisch

ITEM 5. STOCKHOLDER PROPOSAL TO REQUIRE DISCLOSURE REGARDING CORPORATE POLITICAL CONTRIBUTIONS

The Comptroller of the State of New York, 633 Third Avenue, 31st Floor, New York, New York 10017, as trustee of the New York State Common Retirement Fund, a beneficial owner of 145,151 shares of the Company’s common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting.

Resolved, that the shareholders of Sear’s Holding Company[sic] (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Sears, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics laws. Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.” This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Sears Holdings Company[sic] contributed at least $1,167,023 in corporate funds since the 2002 election cycle (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

THE COMPANY’S STATEMENT IN OPPOSITION:

Decisions made by public officials at all levels of government can have a tremendous effect on our ability to serve our customers and grow our business. Therefore, the Company participates in the political process by informing public officials about our positions on key issues significant to our customers and our business.

The federal government requires that corporate expenditures on such federal government relations efforts be reported to the U.S. House and Senate, and our reports are publicly available at http://lobbyingdisclosure.house.gov/ and http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm.

At the state level, the Company makes contributions to candidates and state retail association political action committees in a limited number of states where permitted under state law. A list our company’s state contributions in the amount of $1,000 or more can be found on our website at www.searsholdings.com under the heading “Government Affairs.”

The Company also belongs to certain trade associations and coalitions, some of which occasionally engage in efforts to influence elections. Their efforts in this regard are required to be reported under state and local law, and, as noted above, we voluntarily provide information on Sears Holdings’ state and local corporate contributions in the amount of $1,000 or more on our website at www.searsholdings.com under the heading “Government Affairs.” Finally, because we do not direct these contributions, disclosure of our dues to these organizations could misrepresent our approach to political contributions and would not provide our stockholders with meaningful information.

The Company administers a political action committee (PAC) funded entirely through voluntary personal contributions from Company employees. The PAC is governed by a board made up of Company employees. Additionally, the PAC’s activities are subject to federal regulation, including public disclosure requirements. The PAC files regular public reports with the Federal Election Commission (FEC), and political contributions by the PAC are required to be disclosed. These reports are publicly available on the FEC website at http://www.fec.gov/disclosure.shtml.

The Board believes that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit as these contributions and expenditures are publicly disclosed and subject to existing disclosure requirements. Accordingly, the Board does not believe that such additional disclosure is in the best interests of the Company and its stockholders and recommends a vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING DISCLOSURE OF CORPORATE POLITICAL CONTRIBUTIONS.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2012 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2012 Annual Meeting, it must be delivered to the Company not later than December 10, 2011, and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting. However, if the date of our 2012 Annual Meeting changes by more than 30 days from the date of our 2010 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2012 Annual Meeting.

If you want to submit a stockholder proposal for our 2012 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2012 Annual Meeting. However, if the 2012 Annual Meeting is not held on or within eight days of May 22, 2012, and if we provide you with less than 100 days notice or public disclosure of the 2012 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the meeting date. Your notice must also include the information required by our By-Laws.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2010.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or through the Internet.

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2011 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take Cicero Avenue North to I-290, Eisenhower Expressway, West and exit on I-90, Northwest Tollway, West, towards Rockford. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form10-K are available at www.proxyvote.com.

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M34215-P08040

Sears Holdings Corporation

This Proxy is Solicited on Behalf of the Board of Directors

of Sears Holdings Corporation

May 3, 2011

The undersigned, revoking any proxy previously given, hereby appoint(s) Michael D. Collins, Dane A. Drobny and William K. Phelan, all of whom are officers of Sears Holdings Corporation, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of Sears Holdings Corporation to be held on May 3, 2011 and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees, and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, FOR 1 year with respect to proposal 3, FOR proposal 4 and AGAINST proposal 5, except for any shares the undersigned holds in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, and the Kmart Retirement Savings Plan for Puerto Rico Employees which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE

SEARS HOLDINGS CORPORATION 3333 BEVERLY ROAD, B6-256B HOFFMAN ESTATES, IL 60179	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 29, 2011.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 29, 2011.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34214-P08040 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS HOLDINGS CORPORATION The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Louis J. D’Ambrosio	05) Ann N. Reese
	02)	William C. Kunkler, III	06) Emily Scott
	03)	Edward S. Lampert	07) Thomas J. Tisch
	04)	Steven T. Mnuchin

The Board recommends that you vote FOR the following:				For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Advisory vote on the compensation of our named executive officers.			☐	☐	☐	4.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

The Board of Directors recommends you vote FOR 1 year:			1 Year	2 Years	3 Years	Abstain	The Board of Directors recommends a vote AGAINST proposal 5:		For	Against	Abstain

3.	Advisory vote on the frequency of advisory vote on the compensation of our named executive officers.		☐	☐	☐	☐	5.	Stockholder proposal to require disclosure regarding corporate political contributions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.				☐	☐		Please indicate if you would like to keep your vote confidential under the current policy		☐	☐
				Yes	No				Yes	No

Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date